Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

March 3, 2005

NEWS RELEASE

For Immediate Release

Tri-State 1st Banc Reports First Quarter Dividends

East Liverpool, OH -- The Board of Directors of Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc. declared a cash dividend payable to its shareholders in the amount of $0.10 per share. The dividend was declared at a meeting of the Directors on February 24, 2005. The dividend is payable on April 1, 2005 to shareholders of record on March 14, 2005.

The first quarter 2005 cash dividend declaration represents a $0.01 or 11.1% increase per share from the dividend declared in the first quarter of 2004. The increase in the dividend payment reflects the strong capital position of the Company and continued overall growth of the organization. In February, the Company reported operating results for 2004 which included a 10.3% increase in net income on a per share basis over the 2003 year period.

1st National Community Bank operates seven banking offices; five in Columbiana County, Ohio and one each in New Cumberland, West Virginia and Midland, Pennsylvania. The Bank maintains ten ATM locations for the convenience of its customers at six of its banking offices and at four off-site locations in the tri-state area. Bank customers have surcharge free use of these ten ATM machines.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 63 full-time employees of the Bank. Charles B. Lang serves as Chairman and CEO, Keith R. Clutter as COO and Kevin Anglemyer as CFO of the Bank.

Contact Person:

Kevin Anglemyer

Vice President and Chief Financial Officer

Phone: (330) 385-9200